Exhibit 3.2

GUARDION HEALTH SCIENCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D REDEEMABLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

delaware GENERAL CORPORATION LAW

The undersigned, Bret Scholtes, does hereby certify that:

1.	He is the Chief Executive Officer of Guardion Health Sciences, Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, 5,000 shares of which have been previously designated.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 5,000 shares of the preferred stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series D Redeemable Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Amendment” means the amendment to the Corporation’s Certificate of Incorporation to, after the date hereof, effect the Reverse Stock Split.

“Attribution Parties” means, collectively the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds, or managed accounts, currently, or from time to time after the date of the shares of Series D Preferred Stock are issued to the Holder, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing, and (iv) any other Persons whose beneficial ownership of the Corporation’s voting securities would or could be aggregated with the Holder’s and other Attribution Parties for purposes of Section 13(d) of the Securities Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Authorized Stockholder Approval” means approval of the Amendment by the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the Amendment.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of the Series D Redeemable Preferred Stock.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of the issuance, sale or conversion of Series C Preferred Stock or issuance or sale of the Series D Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” means the Corporation’s common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified, converted or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 29, 2022, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Reverse Stock Split” means the reverse stock split of the Corporation’s Common Stock that is effected by the Corporation’s filing of the Amendment with and acceptance by the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Redeemable Preferred Stock, par value $0.001 per share and stated value $10.00 per share.

“Series C Preferred Stock Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Redeemable Preferred Stock of the Corporation, dated as of the date hereof.

“Series D Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as “Series D Redeemable Preferred Stock” (the “Series D Preferred Stock”) and the number of shares of such series shall be 5,000 (which shall not be subject to increase without the written consent of the holders (each, a “Holder” and collectively, the “Holders”) of a majority of the then outstanding shares of the Series D Preferred Stock). Each share of Series D Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $10.00 (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions declared by the Corporation, from time to time, on the Series D Preferred Stock, no dividends shall be paid on shares of Series D Preferred Stock. .

Section 4. Voting Rights.

a)            Voting Generally. Each share of Series D Preferred Stock shall have the voting rights as described in this Section 4, subject to the restrictions contained herein.

b)            Each share of Series D Preferred Stock shall entitle the holder thereof (a) to vote only with respect to the Amendment and the Reverse Stock Split and, except as and to the extent set forth in the last sentence of this Section 4(b), the Series D Preferred Stock shall not be entitled to vote on any other matter except to the extent required under the Delaware General Corporation Law or provided herein) and (b) with respect to the Amendment and the Reverse Stock Split, to 1,000,000 votes per each share of Series D Preferred Stock and shall vote together with the Common Stock and any other issued and outstanding shares of preferred stock of the Corporation that are entitled to vote thereon, as a single class; provided, that if any share of Series D Preferred Stock is voted by the Holder thereof with regard to any proposal for the approval of the Amendment and the Reverse Stock Split, then, all shares of Series D Preferred Stock then held by such Holder, shall be voted, without any further action of such Holder, in the same proportion as shares of Common Stock and any other shares of capital stock that are entitled to vote thereon are voted (excluding any shares of Common Stock or any other shares of capital stock that are entitled to vote thereon that are not voted) on the Amendment and Reverse Stock Split. Notwithstanding the foregoing, in addition, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Certificate of Designation so as to affect them adversely; provided, that, in no event may the terms and conditions of Section 6(d) of this Certificate of Designation be altered or amended, (b) amend its certificate of incorporation or other charter documents in a manner adverse to the Holders, (c) increase the number of authorized shares of Series D Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

c) Maximum Percentage. Notwithstanding anything to the contrary set forth herein, the voting power attributable to any share of Series D Preferred Stock hereunder, shall be automatically, reduced, as necessary, such that the aggregate voting power attributable to any share of Series D Preferred Stock of such applicable Holder (and any other securities of the Corporation then held by such Holder) or any of its Attribution Parties shall not exceed 9.99% of the voting power of the Corporation (the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate voting power of the Holder and the other Attribution Parties shall include the number of shares of Common Stock, preferred stock or other securities of the Corporation held by the Holder and all other Attribution Parties and entitled to vote on such matter pursuant to which this determination is being made. The Corporation shall not give effect to any voting rights of the shares of Series D Preferred Stock to the extent that giving effect to such voting rights would result in the Holder (together with its Affiliates) being deemed to be entitled to vote in excess of the Maximum Percentage. The provisions of this Section 4(c) shall be construed and implemented in a manner otherwise than in strict conformity to the extent necessary to correct this Section 4(c) or any portion thereof which may be defective or inconsistent with the intended voting limitations contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained herein may not be waived by the Corporation or any Holder.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), prior and in preference to the Common Stock, the Holders shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the Stated Value, and no more. The preference set forth in this Section 5 with respect to distributions to the Series D Preferred Stock upon a Liquidation shall apply mutatis mutandis to any distributions to be made upon the consummation of a Fundamental Transaction or Change of Control Transaction. The Corporation shall mail written notice of any such Liquidation, Fundamental Transaction or Change of Control Transaction not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Intentionally Omitted.

Section 7. Intentionally Omitted.

Section 8. Intentionally Omitted.

Section 9. Redemption

a) (i) After the earlier of (1) the receipt of Authorized Stockholder Approval and (2) the date that is 60 days following the Original Issue Date and (ii) before the date that is 90 days after the Original Issue Date, each Holder shall have the right to cause the Corporation to redeem all or part of such Holder’s shares of Series D Preferred Stock at a price per share equal to 105% of the Stated Value (the “Redemption Consideration”).

b) Subject to the terms of Section 9(a) above, to cause the Corporation to redeem all or part of its shares of Series D Preferred Stock, each Holder shall deliver written notice to the Corporation and the Holder Representative (as defined in the Purchase Agreement) (each, a “Redemption Notice”) setting forth the number of shares of Series D Preferred Stock that each such Holder wishes to redeem. The Corporation shall redeem the shares of Series D Preferred Stock in accordance with the Redemption Notice, no later than 5 days after the date on which the Redemption Notice is delivered to the Corporation. Upon receipt of full payment in cash for a complete redemption, each Holder will promptly submit to the Corporation such Holder’s Series D Preferred Stock certificates, if any, and such redeemed shares shall no longer be deemed to be outstanding.

c) At any time after the date of the receipt of Authorized Stockholder Approval, the Corporation shall have the option to redeem any or all shares of Series D Preferred Stock (other than any shares referenced in a Redemption Notice, the redemption of which shall be subject to Section 9(a) and 9(b) at a price per share equal to the Redemption Consideration, subject to the terms and conditions set forth in this Section 9(c). If the Corporation exercises its option to redeem any such shares, it shall effect such redemption on the date specified in a notice, which date shall be at least five (5) Business Days after delivery thereof (the “Call Date”), that shall be sent to each Holder whose shares are to be so redeemed by the Corporation pursuant hereto (the “Call Notice”). The Call Notice shall state (i) the Call Date and the number of shares of Series D Preferred Stock to be redeemed by the Corporation pursuant to this Section 9(c) on such date and (ii) that the Holder is to surrender to the Corporation, in the manner and at the place designated in the Call Notice, such Holder’s certificate or certificates, if any, representing the shares of Series D Preferred Stock to be redeemed pursuant to this Section 9(c). On the Call Date, the Corporation shall redeem the shares of Series D Preferred Stock subject to the Call Notice for the Redemption Consideration. Upon receipt of full payment in cash of the Redemption Consideration for a complete redemption, each Holder will promptly submit to the Corporation such Holder’s Series D Preferred Stock certificates, if any, and such redeemed shares shall no longer be deemed to be outstanding.

d) If on the Redemption Date or Call Date, as applicable, the Redemption Consideration for the shares of Series D Preferred Stock to be redeemed on the Redemption Date or the Call Date, as applicable, has been paid to the Holders, then, notwithstanding that any certificate representing any share subject to redemption pursuant to this Section 9 has not been surrendered to the Corporation for cancellation, on the Redemption Date or the Call Date, as applicable, all shares so submitted or called for redemption shall be cancelled, and all rights with respect to such shares shall forthwith on such Redemption Date or Call Date, as applicable, cease and terminate, except for the right of the Holders to receive the Redemption Consideration therefor, without interest.

Section 10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile or email attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2925 Richmond Avenue Suite 1200, Houston, Texas 77098, Attention: Bret Scholtes, Chief Executive Officer, email address: bscholtes@guardionhealth.com, or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted or Redeemed Preferred Stock. Shares of Series D Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series D Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of preferred stock.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of November 2022.

/s/ Bret Scholtes
Name:	Bret Scholtes
Title:	Chief Executive Officer

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